Exhibit 1.02

Linear Technology Corporation

Conflict Minerals Report

Calendar Year 2015

Introduction

Linear Technology Corporation, also referred to as “Linear”, “we”, “our”, and “us” is a member of the S&P 500, has been designing, manufacturing and marketing a broad line of high performance analog integrated circuits for major companies worldwide for over three decades. The Company’s products provide an essential bridge between our analog world and the digital electronics in communications, networking, industrial, transportation, computer, medical, instrumentation, consumer, and military and aerospace systems. Linear Technology produces power management, data conversion, signal conditioning, RF and interface ICs, µModule® subsystems, and wireless sensor network products.  The Company is a Delaware corporation; it was originally organized and incorporated in California in 1981.

This Conflict Minerals Report (“CMR”) for the year ended December 31, 2015 is presented to comply with Rule 13p-1 promulgated under the Securities Exchange Act of 1934 (the “Rule”). The Rule imposes certain reporting obligations on U.S. Securities and Exchange Commission (“SEC”) issuers whose manufactured products contain certain minerals which are necessary to the functionality or production of their products. These minerals are cassiterite, columbite-tantalite (coltan), gold, wolframite, and their derivatives, which are limited to tin, tantalum and tungsten (“3TG” or “Conflict Minerals”). The Rule focuses on 3TG emanating from the Democratic Republic of Congo (“DRC”), the Republic of Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola (together, the “Covered Countries”). If an issuer has reason to believe that any of the Conflict Minerals in their supply chain may have originated in the Covered Countries, or if they are unable to determine the country of origin of those Conflict Minerals, then the issuer must exercise due diligence on the Conflict Minerals’ source and chain of custody and submit a CMR to the SEC that includes a description of those due diligence measures.

This CMR relates to the process undertaken for Linear products that were manufactured, or contracted to be manufactured, during calendar year 2015 and that contain Conflict Minerals.

Executive Summary

Linear has determined that certain Conflict Minerals are necessary to the functionality or production of products manufactured or contracted to be manufactured by us during the calendar year 2015.  Linear performed a Reasonable Country of Origin Inquiry (“RCOI”) on suppliers believed to provide Linear with materials or components containing 3TGs necessary to the manufacturing of Linear’s products.  Linear’s suppliers identified 292 valid smelters and refineries (“smelters”).  Of these 292 smelters, Linear identified 38 as sourcing (or there was a reason to believe they may be sourcing) from the Covered Countries.  Linear’s due diligence review indicated that 36 of these smelters have been audited and recognized as conflict free by the Conflict Free Smelter Program (“CFSP”).  The remaining 2 smelters sourcing from the Covered Countries were to Linear’s risk mitigation process according to the OECD Due Diligence Guidance for Responsible Supply Chain of Minerals from Conflict-Affected and High Risk Areas (OECD Due Diligence Guidance) and after further inquiry, it was determined that they did not require removal from Linear’s supply chain for the reasons described in detail below.

Company Management Systems

Linear established strong management systems according to Step 1 of the OECD Due Diligence Guidance.  Linear’s systems included

"	Step 1A - Adopt, and clearly communicate to suppliers and the public, a company policy for the supply chain of minerals originating from conflict-affected and high-risk areas.
"	Implemented a conflict minerals policy
"	Policy made publicly available
"	http://cds.linear.com/docs/en/reliability-data/CONFLICT_MINERALS_POLICY.pdf
"	Policy communicated directly to suppliers as part of RCOI process
"	Step 1B - Structure internal management to support supply chain due diligence

"	Maintained an internal cross functional team to support supply chain due diligence.
"	Appointed a member of the senior staff with the necessary competence, knowledge, and experience to oversee supply chain due diligence.
"	Applied the resources necessary to support the operation and monitoring of these processes including internal resources and external consulting support.
"	Step 1C - Establish a system of transparency, information collection and control over the supply chain
"

Implemented a process to collect required supplier and smelter RCOI and due diligence data.  Full details on the supply chain data gathering are included in the RCOI and due diligence sections of this Report.

"	Step 1D - Strengthen company engagement with suppliers
"	Directly engaged suppliers during RCOI process.
"	Reviewed supplier responses as part of RCOI process.
"	Added conflict minerals compliance to new supplier contracts and existing suppliers new purchase orders.
"	Implemented a plan to improve the quantity and quality of supplier and smelter responses year over year.
"	Step 1E - Establish a company and/or mine level grievance mechanism.
"	Recognized the CFSP’s three audit protocols for gold, tin/tantalum, and tungsten as valid sources of smelter or mine level grievances.
"	Linear’s ethics violations reporting system allows employees to voice confidentially without any fear of retribution, any concerns with the violations of the Linear’s Conflict Minerals Policy.
"

If we become aware of a contract manufacturer or supplier who does not meet the expectations specified in our Conflict Minerals Policy, we have the ability to seek alternative sources of supply for our products or components.

Reasonable Country of Origin Inquiry (RCOI)

Linear designed its RCOI process in accordance with Step 2A and 2B of the OECD Due Diligence Guidance. Linear’s RCOI process involved two stages:

"	Stage 1 - Supplier RCOI (Step 2A of the OECD Due Diligence Guidance)
"	Stage 2 - Smelter RCOI (Step 2B of the OECD Due Diligence Guidance)

Supplier RCOI

Linear designed its supplier RCOI process to identify the smelters in Linear’s supply chain in accordance with Step 2A of the OECD Due Diligence Guidance.  Linear’s supplier RCOI process for the 2015 reporting period included the following:

"	Developing a list of suppliers providing 3TG containing components to Linear
"	Contacting each supplier and requesting the industry standard Conflict Minerals Reporting Template (“CMRT”) including smelter information.
"	Reviewing supplier responses for accuracy and completeness.
"	Amalgamating supplier provided smelters into a single unique list of smelters meeting the definition of a smelter under one of three industry recognized audit protocols.
"	Reviewing the final smelter list [(and compared it to industry peers)] to determine if Linear identified reasonably all of the smelters in their supply chain.

Linear’s suppliers identified 292 smelters in their supply chain.  The specific list of smelters is included in the Smelter and Refineries section at the end of this report.

Smelter RCOI

Due to the overlap between smelter RCOI and smelter due diligence, the smelter RCOI process is summarized in the due diligence section of this report.

Due Diligence

Linear’s Due Diligence Process was designed in accordance with the applicable sections of Steps 2, 3, and 4 of the OECD Due Diligence Guidance.

Smelter RCOI and Due Diligence

Linear’s smelter RCOI and Due Diligence Process were designed to:

"	Identify the scope of the risk assessment of the mineral supply chain (OECD Step 2B).
"	Assess whether the smelters/refiners have carried out all elements of due diligence for responsible supply chains of minerals from conflict-affected and high-risk areas (OECD Step 2C).
"	Where necessary, carry out, including through participation in industry-driven programs, joint spot checks at the mineral smelter/refiner’s own facilities (OECD Step 2D).

Linear’s smelter RCOI and Due Diligence Process included the following:

"	For each smelter identified in Linear’s supply chain:
"	Direct engagement of the smelter to obtain whether or not the smelter sources from the DRC or surrounding countries.
"

For smelters that declared directly or through their relevant industry association that they did not source from the Covered Countries,  but were not recognized as conflict free by the CFSP, Linear reviewed publicly available information to determine if there was any contrary evidence to the smelter’s declaration.  The sources reviewed included

"	Public internet search (Google) of the facility in combination with each of the covered countries
"	Review of specific NGO publications. NGO publications reviewed included
"	Enough Project
"	Global Witness
"	Southern Africa Resource Watch
"	Radio Okapi
"	The most recent UN Group of Experts reports on the DRC
"

For smelters that did not respond to direct engagement, Linear reviewed publicly available sources to determine if there was ‘any reason to believe’ that the smelter may have sourced from the Covered Countries during the reporting period.

"	Linear reviewed the same sources as those used to compare against smelter sourcing declarations.

"

For high risk smelters (smelters that are sourcing from or there is reason to believe they may be sourcing from the Covered Countries), Linear requires the smelter be audited and recognized as conflict free by the CFSP.

"

For high risk smelters that have not been audited and recognized as conflict free by the CFSP, Linear communicates the risk to a designated member of senior management (OECD Step 3A) and conducts risk mitigation on the smelter according to OECD Step 3B.

Linear’s suppliers identified 292 smelters. Linear identified 38 smelters that source, or there is a reason to believe they source, from the Covered Countries.

Linear determined that 36 of these 38 smelters have been audited and recognized as conflict free by the CFSP.  Linear conducted risk mitigation on the remaining 2 smelters.

Risk Mitigation

Linear conducted risk mitigation on 2 smelters that were not recognized as conflict free by the CFSP and were sourcing from the DRC or surrounding countries.  Linear’s risk mitigation was designed in accordance with Step 3B of the OECD Due Diligence Guidance and was reported to the Vice President and Chief Operating Officer in accordance with Step 3A of the OECD Due Diligence Guidance.  Linear’s risk mitigation process included the following:

"	Additional due diligence to determine if there was any reason to believe the smelter directly or indirectly finance or benefit armed groups in the DRC or adjoining countries.
"	Verifying with internal stakeholders and relevant suppliers whether 3TGs from the specific smelter were actually in Linear’s supply chain in the 2015 reporting period.
"	Direct engagement with each high risk smelter to verify risk and to encourage the smelter to become conflict free.

Linear did not require the removal of smelters subject to Linear’s risk mitigation process if there was no reason to believe they were directly or indirectly financing or benefitting armed groups in the DRC or adjoining countries. These smelters are scheduled to be re-

visited in the 2016 reporting period.  This process is consistent with Step 3B of the OECD Due Diligence Guidance and helps prevent unnecessary boycotts of the DRC or adjoining countries.

Risk mitigation was required for 2 smelters verified by suppliers likely to be in Linear’s supply chain.

Tin Smelter - Rwanda

"	Smelter provided a very detailed due diligence report for 2014.
"	Recognized by the CFSP as ‘active’ (undergoing an independent audit to an industry recognized protocol).
"	The CFSP does not encourage the removal of a smelter from the supply chain as long as the smelter is recognized as active.
"

No reason to believe, from publicly available sources and provided due diligence report, that the tin smelter directly or indirectly financed or benefitted armed groups in the DRC or adjoining countries.

"	Does not require removal from supply chain. The smelter’s status will be reviewed in the 2016 reporting period.

Gold Smelter - United Arab Emirates (UAE)

"	Smelter provided a very detailed due diligence report for 2014-2015.
"	The refinery was audited and successfully certified to the DMCC responsible sourcing of precious metals.
"	The DMCC responsible sourcing audit is not yet recognized by the CFSP, but is to be reviewed for recognition by the CFSP in 2016.
"

No reason to believe, from publicly available sources and provided due diligence report, that the gold smelter directly or indirectly financed or benefitted armed groups in the DRC or adjoining countries.

"	Does not require removal from supply chain. The smelter’s status will be reviewed in the 2016 reporting period.

Improvement Plan

Linear is taking and will continue to take the following steps to improve the due diligence conducted to further mitigate risk that the necessary conflict minerals in Linear’s products could directly or indirectly benefit or finance armed groups in the covered countries:

a.	Continuing to drive our suppliers to obtain current, accurate, and complete information about the smelters in their supply chain.
b.	Engaging smelters sourcing from the covered countries to become audited and certified to a protocol recognized by the CFSP.
c.	Follow up in 2016 on smelters requiring risk mitigation, but not removal from Linear’s supply chain.

Smelters and Refineries

Below are the smelters reported to Linear’s as likely in Linear’s supply chain in the 2015 reporting period:

MetalSmelter Name

GoldAdvanced Chemical Company

GoldAida Chemical Industries Co., Ltd.

GoldAktyubinsk Copper Company TOO

GoldAl Etihad Gold Refinery DMCC

GoldAllgemeine Gold-und Silberscheideanstalt A.G.

GoldAlmalyk Mining and Metallurgical Complex (AMMC)

GoldAngloGold Ashanti Córrego do Sítio Mineração

GoldArgor-Heraeus SA

GoldAsahi Pretec Corporation

GoldAsahi Refining Canada Limited

GoldAsahi Refining USA Inc.

GoldAsaka Riken Co., Ltd.

GoldAtasay Kuyumculuk Sanayi Ve Ticaret A.S.

GoldAurubis AG

GoldBangko Sentral ng Pilipinas (Central Bank of the Philippines)

GoldBauer Walser AG

GoldBoliden AB

GoldC. Hafner GmbH + Co. KG

GoldCaridad

GoldCCR Refinery - Glencore Canada Corporation

GoldCendres + Métaux SA

GoldChimet S.p.A.

GoldChugai Mining

GoldDaejin Indus Co., Ltd.

GoldDaye Non-Ferrous Metals Mining Ltd.

GoldDo Sung Corporation

GoldDoduco

GoldDowa

GoldEco-System Recycling Co., Ltd.

GoldElemetal Refining, LLC

GoldFaggi Enrico S.p.A.

GoldGansu Seemine Material Hi-Tech Co., Ltd.

GoldGeib Refining Corporation

GoldGuangdong Jinding Gold Limited

GoldGuoda Safina High-Tech Environmental Refinery Co., Ltd.

GoldHangzhou Fuchunjiang Smelting Co., Ltd.

GoldHeimerle + Meule GmbH

GoldHeraeus Ltd. Hong Kong

GoldHeraeus Precious Metals GmbH & Co. KG

GoldHunan Chenzhou Mining Group Co., Ltd.

GoldHwasung CJ Co., Ltd.

GoldInner Mongolia Qiankun Gold and Silver Refinery Share Company Limited

GoldIshifuku Metal Industry Co., Ltd.

GoldIstanbul Gold Refinery

GoldJapan Mint

GoldJiangxi Copper Company Limited

GoldJSC Ekaterinburg Non-Ferrous Metal Processing Plant

GoldJSC Uralelectromed

GoldJX Nippon Mining & Metals Co., Ltd.

GoldKazakhmys Smelting LLC

GoldKazzinc

GoldKennecott Utah Copper LLC

GoldKGHM Polska Miedź Spółka Akcyjna

GoldKojima Chemicals Co., Ltd.

GoldKorea Metal Co., Ltd.

GoldKorea Zinc Co. Ltd.

GoldKyrgyzaltyn JSC

GoldL' azurde Company For Jewelry

GoldLingbao Gold Company Limited

GoldLingbao Jinyuan Tonghui Refinery Co., Ltd.

GoldLS-NIKKO Copper Inc.

GoldLuoyang Zijin Yinhui Gold Refinery Co., Ltd.

GoldMaterion

GoldMatsuda Sangyo Co., Ltd.

GoldMETALÚRGICA MET-MEX PEÑOLES, S.A. DE C.V

GoldMetalor Technologies (Hong Kong) Ltd.

GoldMetalor Technologies (Singapore) Pte., Ltd.

GoldMetalor Technologies (Suzhou) Ltd.

GoldMetalor Technologies SA

GoldMetalor USA Refining Corporation

GoldMitsubishi Materials Corporation

GoldMitsui Mining and Smelting Co., Ltd.

GoldMMTC-PAMP India Pvt., Ltd.

GoldMorris and Watson

GoldMoscow Special Alloys Processing Plant

GoldNadir Metal Rafineri San. Ve Tic. A.Ş.

GoldNavoi Mining and Metallurgical Combinat

GoldNihon Material Co., Ltd.

GoldÖgussa Österreichische Gold- und Silber-Scheideanstalt GmbH

GoldOhura Precious Metal Industry Co., Ltd.

GoldOJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastvetmet)

GoldOJSC Kolyma Refinery

GoldOJSC Novosibirsk Refinery

GoldPAMP SA

GoldPenglai Penggang Gold Industry Co., Ltd.

GoldPrioksky Plant of Non-Ferrous Metals

GoldPT Aneka Tambang (Persero) Tbk

GoldPX Précinox SA

GoldRand Refinery (Pty) Ltd.

GoldRepublic Metals Corporation

GoldRoyal Canadian Mint

GoldSabin Metal Corp.

GoldSamduck Precious Metals

GoldSAMWON Metals Corp.

GoldSAXONIA Edelmetalle GmbH

GoldSchone Edelmetaal B.V.

GoldSEMPSA Joyería Platería SA

GoldShandong Tiancheng Biological Gold Industrial Co., Ltd.

GoldShandong Zhaojin Gold & Silver Refinery Co., Ltd.

GoldSichuan Tianze Precious Metals Co., Ltd.

GoldSingway Technology Co., Ltd.

GoldSo Accurate Group, Inc.

GoldSOE Shyolkovsky Factory of Secondary Precious Metals

GoldSolar Applied Materials Technology Corp.

GoldSumitomo Metal Mining Co., Ltd.

GoldT.C.A S.p.A

GoldTanaka Kikinzoku Kogyo K.K.

GoldThe Great Wall Gold and Silver Refinery of China

GoldThe Refinery of Shandong Gold Mining Co., Ltd.

GoldTokuriki Honten Co., Ltd.

GoldTongling Nonferrous Metals Group Co., Ltd.

GoldTorecom

GoldUmicore Brasil Ltda.

GoldUmicore Precious Metals Thailand

GoldUmicore SA Business Unit Precious Metals Refining

GoldUnited Precious Metal Refining, Inc.

GoldValcambi SA

GoldWestern Australian Mint trading as The Perth Mint

GoldYamamoto Precious Metal Co., Ltd.

GoldYokohama Metal Co., Ltd.

GoldYunnan Copper Industry Co., Ltd.

GoldZhongyuan Gold Smelter of Zhongjin Gold Corporation

GoldZijin Mining Group Co., Ltd. Gold Refinery

TantalumChangsha South Tantalum Niobium Co., Ltd.

TantalumConghua Tantalum and Niobium Smeltry

TantalumDuoluoshan

TantalumD Block Metals, LLC

TantalumExotech Inc.

TantalumF&X Electro-Materials Ltd.

TantalumFIR Metals & Resource Ltd.

TantalumGlobal Advanced Metals Aizu

TantalumGlobal Advanced Metals Boyertown

TantalumGuangdong Zhiyuan New Material Co., Ltd.

TantalumGuizhou Zhenhua Xinyun Technology Ltd., Kaili branch

TantalumH.C. Starck Co., Ltd.

TantalumH.C. Starck GmbH Goslar

TantalumH.C. Starck GmbH Laufenburg

TantalumH.C. Starck Hermsdorf GmbH

TantalumH.C. Starck Inc.

TantalumH.C. Starck Ltd.

TantalumH.C. Starck Smelting GmbH & Co.KG

TantalumHengyang King Xing Lifeng New Materials Co., Ltd.

TantalumHi-Temp Specialty Metals, Inc.

TantalumJiangxi Dinghai Tantalum & Niobium Co., Ltd.

TantalumJiuJiang JinXin Nonferrous Metals Co., Ltd.

TantalumJiujiang Tanbre Co., Ltd.

TantalumJiujiang Zhongao Tantalum & Niobium Co., Ltd.

TantalumKEMET Blue Metals

TantalumKEMET Blue Powder

TantalumKing-Tan Tantalum Industry Ltd.

TantalumLSM Brasil S.A.

TantalumMetallurgical Products India Pvt., Ltd.

TantalumMineração Taboca S.A.

TantalumMitsui Mining & Smelting

TantalumMolycorp Silmet A.S.

TantalumNingxia Orient Tantalum Industry Co., Ltd.

TantalumPlansee SE Liezen

TantalumPlansee SE Reutte

TantalumQuantumClean

TantalumResind Indústria e Comércio Ltda.

TantalumRFH Tantalum Smeltry Co., Ltd.

TantalumSolikamsk Magnesium Works OAO

TantalumTaki Chemicals

TantalumTelex Metals

TantalumTranzact, Inc.

TantalumUlba Metallurgical Plant JSC

TantalumXinXing HaoRong Electronic Material Co., Ltd.

TantalumYichun Jin Yang Rare Metal Co., Ltd.

TantalumZhuzhou Cemented Carbide

TinAlpha

TinAn Thai Minerals Company Limited

TinAn Vinh Joint Stock Mineral Processing Company

TinChina Tin Group Co., Ltd.

TinCNMC (Guangxi) PGMA Co., Ltd.

TinCooperativa Metalurgica de Rondônia Ltda.

TinCV Ayi Jaya

TinCV Dua Sekawan

TinCV Gita Pesona

TinCV Serumpun Sebalai

TinCV United Smelting

TinCV Venus Inti Perkasa

TinDowa

TinElectro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company

TinElmet S.L.U (Metallo Group)

TinEM Vinto

TinEstanho de Rondônia S.A.

TinFeinhütte Halsbrücke GmbH

TinFenix Metals

TinGejiu Kai Meng Industry and Trade LLC

TinGejiu Non-Ferrous Metal Processing Co., Ltd.

TinGejiu Yunxin Nonferrous Electrolysis Co., Ltd.

TinGejiu Zili Mining And Metallurgy Co., Ltd.

TinHuichang Jinshunda Tin Co., Ltd.

TinJiangxi Ketai Advanced Material Co., Ltd.

TinLinwu Xianggui Ore Smelting Co., Ltd.

TinMagnu's Minerais Metais e Ligas Ltda.

TinMalaysia Smelting Corporation (MSC)

TinMelt Metais e Ligas S/A

TinMetallic Resources, Inc.

TinMetallo-Chimique N.V.

TinMineração Taboca S.A.

TinMinsur

TinMitsubishi Materials Corporation

TinNankang Nanshan Tin Manufactory Co., Ltd.

TinNghe Tinh Non-Ferrous Metals Joint Stock Company

TinO.M. Manufacturing Philippines, Inc.

TinO.M. Manufacturing (Thailand) Co., Ltd.

TinOperaciones Metalurgical S.A.

TinPhoenix Metal Ltd.

TinPT Alam Lestari Kencana

TinPT Aries Kencana Sejahtera

TinPT Artha Cipta Langgeng

TinPT ATD Makmur Mandiri Jaya

TinPT Babel Inti Perkasa

TinPT Bangka Prima Tin

TinPT Bangka Timah Utama Sejahtera

TinPT Bangka Tin Industry

TinPT Belitung Industri Sejahtera

TinPT BilliTin Makmur Lestari

TinPT Bukit Timah

TinPT Cipta Persada Mulia

TinPT DS Jaya Abadi

TinPT Eunindo Usaha Mandiri

TinPT Fang Di MulTindo

TinPT Inti Stania Prima

TinPT Justindo

TinPT Karimun Mining

TinPT Mitra Stania Prima

TinPT Panca Mega Persada

TinPT Pelat Timah Nusantara Tbk

TinPT Prima Timah Utama

TinPT Refined Bangka Tin

TinPT Sariwiguna Binasentosa

TinPT Stanindo Inti Perkasa

TinPT Sumber Jaya Indah

TinPT Timah (Persero) Tbk Kundur

TinPT Timah (Persero) Tbk Mentok

TinPT Tinindo Inter Nusa

TinPT Tirus Putra Mandiri

TinPT Wahana Perkit Jaya

TinResind Indústria e Comércio Ltda.

TinRui Da Hung

TinSoft Metais Ltda.

TinThaisarco

TinTuyen Quang Non-Ferrous Metals Joint Stock Company

TinVQB Mineral and Trading Group JSC

TinWhite Solder Metalurgia e Mineração Ltda.

TinYunnan Chengfeng Non-ferrous Metals Co., Ltd.

TinYunnan Tin Group (Holding) Company Limited

TungstenA.L.M.T. TUNGSTEN Corp.

TungstenAsia Tungsten Products Vietnam Ltd.

TungstenChenzhou Diamond Tungsten Products Co., Ltd.

TungstenChongyi Zhangyuan Tungsten Co., Ltd.

TungstenDayu Jincheng Tungsten Industry Co., Ltd.

TungstenDayu Weiliang Tungsten Co., Ltd.

TungstenFujian Jinxin Tungsten Co., Ltd.

TungstenGanxian Shirui New Material Co., Ltd.

TungstenGanzhou Huaxing Tungsten Products Co., Ltd.

TungstenGanzhou Jiangwu Ferrotungsten Co., Ltd.

TungstenGanzhou Non-ferrous Metals Smelting Co., Ltd.

TungstenGanzhou Seadragon W & Mo Co., Ltd.

TungstenGanzhou Yatai Tungsten Co., Ltd.

TungstenGlobal Tungsten & Powders Corp.

TungstenGuangdong Xianglu Tungsten Co., Ltd.

TungstenH.C. Starck GmbH

TungstenH.C. Starck Smelting GmbH & Co.KG

TungstenHunan Chenzhou Mining Group Co., Ltd.

TungstenHunan Chuangda Vanadium Tungsten Co., Ltd. Wuji

TungstenHunan Chuangda Vanadium Tungsten Co., Ltd. Yanglin

TungstenHunan Chunchang Nonferrous Metals Co., Ltd.

TungstenHydrometallurg, JSC

TungstenJapan New Metals Co., Ltd.

TungstenJiangwu H.C. Starck Tungsten Products Co., Ltd.

TungstenJiangxi Gan Bei Tungsten Co., Ltd.

TungstenJiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.

TungstenJiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.

TungstenJiangxi Xinsheng Tungsten Industry Co., Ltd.

TungstenJiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.

TungstenJiangxi Yaosheng Tungsten Co., Ltd.

TungstenKennametal Fallon

TungstenKennametal Huntsville

TungstenMalipo Haiyu Tungsten Co., Ltd.

TungstenNiagara Refining LLC

TungstenNui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC

TungstenPobedit, JSC

TungstenSanher Tungsten Vietnam Co., Ltd.

TungstenTejing (Vietnam) Tungsten Co., Ltd.

TungstenVietnam Youngsun Tungsten Industry Co., Ltd.

TungstenWolfram Bergbau und Hütten AG

TungstenXiamen Tungsten (H.C.) Co., Ltd.

TungstenXiamen Tungsten Co., Ltd.

TungstenXinhai Rendan Shaoguan Tungsten Co., Ltd.

Thirty-eight of the smelters above declared to be sourcing or there was reason to believe they may be sourcing from the covered countries.  Under the SEC Final Rule, the requirement is to identify whether or not a smelter is sourcing from the covered countries and there is no requirement to identify the specific covered country by the smelter.  Given the limitation on the specificity of the smelters’ disclosures, the identified covered countries are The Democratic Republic of the Congo, Rwanda, Burundi, and Tanzania.